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                                                           For more information:
                                                     Mike Campbell, 816-842-8181
FOR IMMEDIATE RELEASE                       investorrelations@inergyservices.com
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       Inergy Signs Definitive Agreement to Acquire Graeber Brothers, Inc.
                              ********************
                         Increases Fiscal 2006 Guidance

         Kansas City, MO (October 5, 2005) - Inergy, L.P. (Nasdaq:NRGY) announced today that it has signed a definitive agreement to purchase the assets of Graeber Brothers, Inc., located in northern Mississippi. Graeber delivers retail propane to approximately 14,000 customers from six retail locations which are contiguous with our recently closed acquisition of Dowdle Gas, Inc. This transaction represents Inergy's 52nd acquisition since its founding in 1996. The assets to be purchased will be operated under the existing trade name and the transaction is expected to be immediately accretive to Inergy unitholders on a distributable cash flow per unit basis.

         "The Graeber business is a very well-run propane operation in a good market with a reputation for customer service and quality," said John Sherman, President and CEO of Inergy. "We are pleased to further build on our presence in the southeast, and we welcome the Graeber employees to the Inergy team as we continue to grow cash earnings on behalf of our unitholders."

         With the closing of the Graeber transaction and the previously announced acquisitions of Atlas Gas Products, Inc. and Dowdle Gas, Inc., Inergy will complete the approximate $160 million outstanding in letters of intent to acquire additional propane assets as disclosed.

         Inergy, L.P. also announces updated guidance for the full fiscal year ended September 30, 2006, giving effect to the acquisitions closed to date, including the acquisition of Graeber which we expect to close during the month of October 2005. Inergy expects to generate EBITDA of $169 to $177 million in fiscal year 2006. In addition, Inergy expects to deliver approximately 415 to 435 million retail gallons of propane and generate $416 to $422 million of total gross profit. Below is a table reconciling this anticipated EBITDA to net income:


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                          Forecast Range ($ in millions)
                       Fiscal Year Ended September 30, 2006
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Net Income(a)                                         $   42           $  50
Interest Expense(a) (b)                                   52              52
Depreciation and Amortization(a)                          74              74
Income Taxes(a)                                            1               1
                                                 -------------------------------
EBITDA(a)                                             $  169           $ 177
                                                 ===============================

Maintenance Capital Expenditures                      $    9           $   8
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(a)  Estimates exclude any one-time or non-recurring charges that may occur.
     Depreciation and amortization are based upon a preliminary purchase price allocation and may be subject to change.
(b) Estimate includes approximately $2 million of non-cash interest expense and is based upon our outstanding indebtedness including the indebtedness from all acquisitions to date.

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         Inergy, L.P., with headquarters in Kansas City, Mo., is among the fastest growing master limited partnerships in the country. The company's operations include the retail marketing, sale and distribution of propane to residential, commercial, industrial and agricultural customers. Today, Inergy serves approximately 700,000 retail customers from over 300 customer service centers throughout the eastern half of the United States. The company also operates a natural gas storage business and a supply logistics, transportation and wholesale marketing business that serves independent dealers and multi-state marketers in the United States and Canada.

         Inergy Holdings, L.P. (Nasdaq:NRGP) owns the general partners of Inergy, L.P., including an approximate 1.2% general partner interest, a 9.5% limited partner interest, a special unit interest, and all of the incentive distribution rights in Inergy, L.P.

         This news release contains forward-looking statements, which are statements that are not historical in nature such as the business outlook, the expectation that this Graeber acquisition will close in October 2005, and the expectation that the acquisition will be immediately accretive on a distributable cash flow per unit basis. Forward-looking statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or any underlying assumption proves incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the key factors that could cause actual results to differ materially from those referred to in the forward-looking statements are: weather conditions that vary significantly from historically normal conditions, the general level of petroleum product demand and the availability of propane supplies, the price of propane to the consumer compared to the price of alternative and competing fuels, our ability to generate available cash for distribution to unitholders, and the costs and effects of legal and administrative proceedings against us or which may be brought against us. These and

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

other risks and assumptions are described in Inergy's annual report on Form 10-K and other reports that are available from the United States Securities and Exchange Commission.

         Corporate news, unit prices and additional information about Inergy, including reports from the United States Securities and Exchange Commission, are available on the company's Web site, www.InergyPropane.com. For more information, contact Mike Campbell in Inergy's Investor Relations Department at 816-842-8181 or via e-mail at investorrelations@inergyservices.com.

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